Exhibit 3.2

DEAN HELLER	FILED # C14405-96
Secretary of State	---------------------------
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299	SEP 27, 2004
(775) 684-8708	in the office for
Website: secretaryof state.biz	Dean Heller, Secretary of State

CERTIFICATE OF AMENDMENT
(PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1. Name of corporation:
UNITED CONSULTING CORPORATION

2. The articles have been amended as follows:
ARTICLE I HAS BEEN AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

THE NAME OF THE CORPORATION IS: STINGER SYSTEMS, INC.

ARTICLE IV HAS BEEN AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

THE AUTHORIZED CAPITAL STOCK OF THIS CORPORATION IS 50,000,000 SHARES OF COMMON STOCK WITH FULL VOTING RIGHTS AND WITH A PAR VALUE OF $.001 PER SHARE.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is : 98%.

4. Effective date of filing (optional);

5. Officer Signature (required): /s/ Robert Gruder

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*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to included any of the above information and submit the proper fees may cause this filing to be rejected.